Exhibit 24.5


                 CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement (From S-8) and related Prospectus pertaining to the Fourth Financial Corporation 1993 Incentive Stock Option Plan of our reports dated September 16, 1993, with respect to the consolidated financial statements of Ponca Bancshares, Inc. and Subsidiary and Security Bank & Trust Company of Ponca City, Oklahoma and Subsidiaries as of December 31, 1992 and for the periods then ended included in Fourth Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1993.




/s/ GRA, Thompson, White & Co., P.A.
GRA, Thompson, White & Co., P.A.
Merriam, Kansas
May 24, 1994